December 1, 2003

NEWS RELEASE
By: Len Aldridge, Chairman of the Board, First Security Bancorp, Inc.

Len Aldridge, Chairman of the Board of First Security Bancorp, Inc., is pleased to announce that R. Douglas Hutcherson has been named President and Chief Executive Officer of both First Security Bank and First Security Bancorp, Inc. effective today. Mr. Hutcherson, a Kentucky native and graduate of Transylvania University, has over 30 years of banking experience, including 20 years with First Security National Bank and Trust Company and 10 years with Bank One. Mr. Hutcherson currently resides in Louisville with his wife & will be returning to live in Lexington in the near future. Prior to moving to Louisville, he had been involved with The United Way of the Bluegrass, Lexington Rotary Club, Wilderness Road Girl Scouts, The Child Development Centers of the Bluegrass, The Lexington Philharmonic and the Lexington Downtown Commission.

Aldridge states, “We are very fortunate to find someone with Doug’s knowledge and experience. He is pleased to be returning to Lexington, which he considers home. Doug comes to First Security already knowing many of our customers and current employees. We look forward to a great future for First Security with Doug as President and C.E.O.”

318 East Main Street Lexington, KY 40507	www.myfsb.net	Phone: 859-367-3700 Fax: 859-367-3725